EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the L Brands, Inc. 2020 Stock Option and Performance Incentive Plan of L Brands, Inc. (“the Company”) of our reports dated March 27, 2020, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of L Brands, Inc. included in its Annual Report (Form 10-K) for the year ended February 1, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grandview Heights, Ohio

December 9, 2020